Exhibit 10.8

EXECUTION VERSION

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 16, 2016, between Kestra Medical Technologies, Inc., a Delaware corporation (the “Company”) and Traci Umberger (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive as the General Counsel, Chief Administrative Officer of the Company and to pay all of the Executive’s compensation described in this Agreement; and

WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), the Executive shall be the General Counsel, Chief Administrative Officer. In this capacity, the Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other executive duties, authorities and responsibilities as may reasonably be assigned to the Executive by the Company. The Executive’s principal place of employment with the Company shall be in the Seattle, Washington metropolitan area.

(b) During the Employment Term, the Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s reasonable best efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of non-profit organizations, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Executive’s passive personal investments so long as such activities in the aggregate do not violate Section 11 hereof, interfere or conflict with the Executive’s duties hereunder or create a business or fiduciary conflict.

2. EMPLOYMENT TERMS. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for a term (the “Initial Term”) commencing upon August 1, 2016 (the “Effective Date”) and ending on December 31, 2020. At the end of the Initial Term and on each anniversary of the last day of the Initial Term, the term of the Executive’s employment under this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend such term of employment by giving written notice to the other party at least ninety (90) days prior to any such anniversary date. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 6 hereof, subject to Section 7 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.”

3. BASE SALARY. The Company agrees to pay the Executive a base salary for calendar year 2016 at an annual rate of not less than $260,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. Commencing in calendar year 2017, the Executive’s base salary shall be subject to review by the Board of Directors of the Company (the “Board”) (or a committee thereof) at least annually for possible increase (but not decrease). The annual base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. ANNUAL BONUS. During the Employment Term, the Executive shall be eligible for a discretionary cash performance bonus (an “Annual Bonus”) in respect of each calendar year that ends during the Employment Term. The Executive’s targeted Annual Bonus for a calendar year shall equal 35% of the Executive’s highest Base Salary for such calendar year (the “Target Bonus”). The Executive’s Annual Bonus for a calendar year (other than the calendar year ending December 31, 2016) shall be based on the attainment of performance goals established by the Board during the first quarter of the calendar year. For the calendar year ending December 31, 2016, the Executive shall be eligible to earn a pro-rated Annual Bonus (based on the number of days of 2016 included in the Employment Term). Annual Bonuses shall be determined by the Board after the end of the applicable calendar year, and shall be paid to the Executive by the March 15th immediately following the end of the calendar year to which such Annual Bonus relates, at the same time annual bonuses are paid to other senior executives of the Company, subject to continued employment at the time of payment (except as provided in Section 8).

5. INCENTIVE AWARDS. The Company shall grant to the Executive, as of the Effective Date, an equity award in the form of the Grant Agreement attached hereto as Exhibit A.

(a) During the Employment Term, the Executive shall be eligible for additional equity-based and other long-term incentives, and for special awards, in the sole discretion of the Board or its compensation committee, in each case after taking in account account the Executive’s positions and responsibilities at the Company and corresponding awards (if any) to other senior executives of the Company.

6. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. During the Employment Term, the Executive shall be entitled to participate in any employee benefit plan that the Company or any of its directly or indirectly controlled subsidiaries (each an “Affiliate”) has adopted or may adopt, maintain or contribute to and which benefits any of the senior executives of the Company or any Affiliate, on a basis no less favorable than that applicable to any such senior executives, subject to satisfying the applicable eligibility requirements. The Executive’s participation in any such employee benefit plan shall be subject to the terms of the applicable plan documents and generally applicable Company policies.

(b) VACATIONS. During the Employment Term, the Executive shall be entitled to such amount of paid vacation per calendar year (pro-rated for partial years) in accordance with the Company’s policy on accrual and use applicable to senior executives as in effect from time to time.

(c) BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policies as in effect from time to time, for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder. In addition, the Executive shall (i) receive a business expense allowance of at least $1,000 per month during the Employment Term and (ii) be promptly reimbursed for any and all expenses (including, without limitation, attorneys’ fees and other charges of counsel) reasonably incurred by him in connection with the negotiation and documentation of this Agreement and of the equity awards described in Section 6(a), up to a maximum of $5,000, upon submission of appropriate supporting documentation.

7. TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to have performed the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity, which inability shall continue for one hundred and twenty (120) consecutive days or for one hundred eighty (180) days (including weekends and holidays) in any 365-day period as determined by the Board in its reasonable discretion. The Executive shall cooperate in all respects with the Company if a question arises as to whether the Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more local medical doctors and other local health care specialists, in either case expert in the medical field relating to the potential Disability, as reasonably selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Company).

(b) DEATH. Automatically upon the date of death of the Executive.

(c) CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean the Executive’s (i) continued willful failure to perform any portion of his duties or the Executive’s continued willful failure to follow the lawful directives of the Board or any executive to whom the Executive reports that are consistent with the Executive’s position in the Company, (ii) intentional misconduct or gross negligence which is or is likely to be materially injurious to the Company or any of its Affiliates (as defined in Section 11), monetarily or otherwise, (iii) indictment for, or conviction of, a felony (including a plea of nolo contendere), (iv) grossly negligent performance of his duties, (v) material breach of the terms of this Agreement or any other agreement with the Company or any of its Affiliates to which the Executive is a party, (vi) material violation of the Company’s written policies regarding ethical business practices or any other material violation of any written policy of the Company or any of its Affiliates, (vii) material act of theft, embezzlement, fraud or misappropriation of or in respect of the Company’s property, or (viii) continued willful failure to cooperate in any audit or investigation of financial or business practices of the Company after written request for cooperation from the Board and a period of no less than ten (10) days to cure such failure, or (ix) material breach of any of the restrictive covenants set forth in Section 11 hereof or in any other written agreement between the Executive and the Company and/or its Affiliates that causes material and demonstrable harm to the Company and that is not cured within ten (10) days of written notice from the Board (a “Material Covenant Violation”).

(d) WITHOUT CAUSE. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).

(e) GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company or Parent (as applicable) within thirty (30) days following written notification by the Executive to the Company of the occurrence of one of the reasons set forth below: (i) the material diminution in the Executive’s position, duties or authorities, (ii) the Executive’s title being demoted below Chief Executive Officer of the Company; (iii) the Executive’s relocation of the Executive’s primary work location outside of the Seattle, Washington metropolitan area; or (iv) a ten percent (10%) or more reduction in Base Salary or Target Bonus, it being understood and agreed that Good Reason shall not exist under clauses (i) or (ii) if, following a Sale of the Partnership (as defined in the Amended and Restated Agreement of Limited Partnership of West Affum Holdings, L.P. dated October 21, 2014), the Executive continues to have the same managerial and supervisory responsibilities for all or substantially all of the business and operations of the Company (as determined immediately before such Sale of the Partnership). The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days of the occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day correction period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.

(f) WITHOUT GOOD REASON. Upon ninety (90) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

8. CONSEQUENCES OF TERMINATION.

(a) DEATH OR DISABILITY. In the event that the Executive’s employment and the Employment Term ends on account of the Executive’s death or due to the Executive’s Disability, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 8(a)(i) through 8(a)(v) hereof to be paid, unless otherwise provided below, within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i) a pro-rata Annual Bonus for the calendar year of the termination determined by multiplying (x) the Annual Bonus the Executive would otherwise have earned for the calendar year (based on the achievement of performance objectives established thereunder and without the use of negative discretion to reduce amounts that would otherwise have been earned), times (y) a fraction, the numerator of which is the days the Executive was employed in such calendar year and the denominator of which is the number of days in such year;

(ii) any unpaid Base Salary through the date of termination;

(iii) any Annual Bonus earned but unpaid with respect to the calendar year ending on or preceding the date of termination;

(iv) reimbursement for any unreimbursed business expenses incurred through the date of termination;

(v) payment in respect of any accrued but unused vacation time in accordance with Company policy; and

(vi) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 8(a)(ii) through 8(a)(vi) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR AS A RESULT OF EXECUTIVE’S NON-RENEWAL OF THE EMPLOYMENT TERM. If the Executive’s employment is terminated (x) by the Company for Cause, (y) by the Executive without Good Reason, OR (z) due to the Executive’s non-renewal of the Employment Term, the Company shall pay to the Executive the Accrued Benefits (other than, for a termination described in clauses (x) or (y), the benefits described in Section 8(a)(iii) hereof).

(c) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OR AS A RESULT OF THE COMPANY’S NON-RENEWAL OF THE EMPLOYMENT TERM. If the Executive’s employment by the Company is terminated (x) by the Company other than for Cause pursuant to Section 7(c) hereof (y) by the Executive for Good Reason, or (z) due the Company’s non-renewal of the Employment Term, the Company shall pay or provide the Executive with the following, subject to the provisions of this Section 8(c), and Sections 9, 10, and of 25 hereof:

(i) the Accrued Benefits;

(ii) subject to the Executive’s not engaging in a Material Covenant Violation or a material breach of Section 12 hereof that is not cured within fifteen (15) days of written notice from the Board (a “Material Cooperation Violation”), the Executive shall be entitled to an amount equal to two (2) times the sum of (x) Executive’s Base Salary and (y) his Target Bonus (the “Severance Amount”), paid in equal monthly installments for a period of twelve (12) months following such termination; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; and

(iii) subject to (A) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) the Executive’s not engaging in a Material Covenant Violation or a Material Cooperation Violation, continued participation in the Company’s group health plan (to the extent permitted under applicable law) which covers the Executive (and his eligible dependents) for a period of twelve (12) months following such termination, provided that if the Company’s group health plan is self-insured, the Company will report to the appropriate tax authorities taxable income to the Executive equal to the portion of the deemed cost of such participation (based on applicable COBRA rates) not paid by the Executive; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 8(c)(iii) shall immediately cease.

Payments and benefits provided in this Section 8(c) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(d) CODE SECTION 280G.

(i) Change in Control. In the event that any payment that is either received by the Executive or paid by the Company on the Executive’s behalf or any property, or any other benefit provided to the Executive under the Agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with the Executive’s employment by the Company) (collectively the “Company Payments”), would be subject to the tax imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) (the “Excise Tax”), then the Executive will be entitled to receive either (A) the full amount of the Company Payments, or (B) a portion of the Company Payments having a value equal to $1 less than three (3) times the Executive’s “base amount” (as such term is defined in Section 2800(b)(3)(A) of the Code), whichever of clauses (A) and (B), after taking into account applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest portion of the Company Payments. Any reduction of the Company Payments pursuant to the foregoing shall occur in the following order: (A) any cash severance payable by reference to the Executive’s Base Salary or Annual Bonus; (B) any other cash amount payable to the Executive; (C) any benefit valued as a “parachute payment;” and (D) acceleration of vesting of any equity award.

(ii) Accountants. Any determination required under this Section 8(d) shall be made in writing by the independent public accountants of the Company, whose determination shall be conclusive and binding for all purposes upon the Company and the Executive. For purposes of making any calculation required by this Section 8(d), such accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

9. OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from any other position as an officer, director or fiduciary of the Company, Parent and any Affiliate.

10. RELEASE; NO MITIGATION; NO SET-OFF. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued, Benefits (other than the amount described in Section 8(a)(ii) hereof) shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form of Exhibit C attached hereto. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer (except as provided in Section 8(c)(iii) hereof). The Company’s obligations to pay the Executive amounts hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or any of its Affiliates.

11. RESTRICTIVE COVENANTS. The Company and its Affiliates operate in a highly sensitive and competitive commercial environment. As part of the Executive’s employment by the Company, the Executive will be exposed to highly confidential and sensitive information regarding the Company’s business operations, including corporate strategy, pricing and other market information, know-how, trade secrets, and valuable customer, supplier, lessor, regulatory and employee relationships. It is critical that the Company take all necessary steps to safeguard its legitimate protectable interests in such information and to prevent any of its competitors or any other persons from obtaining any such information. Therefore, as consideration for the Company entering into this Agreement, the Executive agrees to be bound by the following restrictive covenants

(a) CERTAIN DEFINITIONS. For purposes of this Section 11:

(i) “Affiliate” of an entity or person means any other person, entity, or investment fund controlling, controlled by, or under common control with such entity or person and, in the case of an entity or person which is a partnership, any partner of such entity or person.

(ii) “Company” means the Company and each direct and indirect subsidiary of the Company that exists during all or any portion of the time this Agreement is in effect.

(iii) “Company Customer(s)” means any person, entity or institution, including the employees, agents or representatives who controlled, directed or influenced the purchasing decisions of any such person, entity or institution, to whom or to which the Executive sold, negotiated the sales, supported, marketed or promoted products or services on the Company’s behalf during the last one (1) year in which the Executive was providing services to the Company.

(iv) “Company Product(s)” means any goods, products, or product lines (i) that the services the Executive (or persons under the Executive’s management, direction or supervision) performed for the Company related to, directly or indirectly, during the last one (1) year in which the Executive was providing services to the Company, including without limitation services in the areas of research, design, development, production, manufacture, marketing, promotion, sales, or business, technical, regulatory or systems research, analysis, planning or support relating to such goods, products, or product lines, or (ii) with respect to which the Executive at any time received or otherwise obtained or learned Confidential Information.

(v) “Competitive Product” means goods, products, product lines or services, and each and every component thereof, developed, designed, produced, manufactured, marketed, promoted, sold, supported, serviced, or that are in development or the subject of research by anyone other than the Company that are the same or similar, perform any of the same or similar functions, may be substituted for, or are intended or used for any of the same purposes as a Company Product.

(vi) “Competitive Research and Support” means any research, development, analysis, planning or support services of any kind or nature, including without limitation theoretical and applied research, or business, technical, regulatory or systems research, analysis, planning or support, for a Conflicting Organization that is intended for, or may be useful in, assisting, improving or enhancing any aspect of the development, design, production, manufacture, marketing, promotion, sale, support or service of a Competitive Product.

(vii) “Confidential Information” means any information relating to the Company’s business, including a formula, pattern, compilation, program, device, method, technique, system, plan, or process, that the Executive learns or develops during the course of the Executive’s employment by the Company that derives independent economic value from not being generally known, or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use Confidential Information includes but is not limited to trade secrets and Inventions and, without limitation, may relate to research; development; experiments; clinical investigations; clinical trials; clinical and product development results and data, engineering; product specifications; computer programs; computer software; hardware configurations; manufacturing processes; compositions; algorithms, know- how; methods; machines, management systems and techniques; strategic plans; long-range plans; operating plans; organizational plans; financial plans; financial models; financial projections; nonpublic financial information; business, financial, planning, and strategic systems and methods; operating systems; information systems; acquisition and divestiture goals, plans, strategies or targets; regulatory strategies, plans and approaches, quality control systems and techniques; patent and intellectual property strategies, plans and approaches; vendor and customer data; employee and personnel data; human resources goals, plans and strategies; human resource management techniques; sales volumes; pricing strategies; sales and marketing plans and strategies; contracts and bids; and any business management techniques that are being planned or developed, utilized or executed by the Company.

(viii) “Conflicting Organization” means any person (including the Executive) or entity, and any parent, subsidiary, partner or affiliate (regardless of their legal form) of any person or entity, that engages in, or is about to become engaged in, the development, design, production, manufacture, promotion, marketing, sale, support or service of a Competitive Product or in Competitive Research and Support.

(ix) “Invention(s)” means any and all inventions, discoveries, ideas, processes, writings, works of authorship, designs, developments and improvements, whether or not protectable under the applicable patent, trademark or copyright statutes, generated, conceived or reduced to practice by the Executive, alone or in conjunction with others, while providing services to the Company.

(b) COMPANY ACKNOWLEDGEMENTS. The Company acknowledges that: (a) the Company will provide the Executive with one or more of the following: appropriate valuable training which may include but not be limited to self-study materials and course work, classroom training, on-the-job training, and other forms of training, the Company’s valuable business and customer relationships, the Company’s goodwill, and Confidential Information, and (b) from time to time throughout the course of the Executive’s employment, the Company will continue to provide training, access to valuable business and customer relationships, goodwill and Confidential Information to the Executive. The Company further agrees to provide the Executive with valuable training and to entrust the Executive with such of the Company’s valuable business and customer relationships, goodwill and Confidential Information as is necessary for the Executive to discharge his duties. The Executive agrees to use such valuable training and to continue to develop such relationships, goodwill and Confidential Information solely and exclusively for the Company’s benefit.

(c) EXECUTIVE ACKNOWLEDGEMENTS. The Executive acknowledges that the Company owns the goodwill in the Executive’s relationships with Company Customers that he maintains or develops in the course and scope of the Executive’s employment by the Company. If the Executive owned goodwill in customer relationships when the Executive commenced employment with the Company, he hereby assigns any and all such goodwill to the Company and the Company shall become the owner of such goodwill. The Executive further agrees that he shall treat all Confidential Information, training, business and customer relationships, and goodwill entrusted to the Executive by the Company as a fiduciary, and accepts and undertakes all of the obligations of a fiduciary, including good faith, trust, confidence and candor, and he agrees to use such training and to maintain, protect and develop Confidential Information, business and customer relationships, and goodwill solely and exclusively for the benefit of the Company.

(d) RETURN OF COMPANY PROPERTY. All documents and things provided to the Executive by the Company for use in connection with his services to the Company, or created by the Executive in the course and scope of his services to the Company, are the property of the Company and shall be held by the Executive as a fiduciary on behalf of the Company.

Upon the Executive’s termination of employment, he shall return promptly to the Company, without the requirement of a prior demand by the Company, all such documents and things, together with all copies, recordings, abstracts, notes, reproductions or electronic versions of any kind made from or about the documents and things or the information they contain.

(e) NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. The Executive agrees not to use or disclose any Confidential Information to or for the benefit of anyone other than the Company, either during or after the Executive’s employment with the Company. For the sake of clarity, the Executive may disclose Confidential Information as is necessary or, as the Executive determines reasonably and in good faith, appropriate in the course of discharging his duties for the Company. The Executive further agrees and understands that this provision prohibits the Executive from rendering services to a Conflicting Organization following the Executive’s termination of employment to the extent that the Executive would use, disclose or rely upon Confidential Information or be induced or required to use, disclose or rely upon Confidential Information during the course of rendering such services. Notwithstanding anything to the contrary set forth in this Agreement, Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

(f) RESTRICTIONS ON COMPETITION. The Executive agrees that while providing services to the Company, and for two (2) years after the Executive’s termination of employment for any reason (the “Non-Competition Period”), he will not, directly or indirectly, be employed by or otherwise perform services for a Conflicting Organization in connection with or relating to a Competitive Product or Competitive Research and Support.

(g) PROHIBITION ON SOLICITATION OF COMPANY EMPLOYEES. The Executive agrees that at all times while providing services to the Company, and during the Non- Competition Period, the Executive will not, directly or indirectly, (a) solicit, cause to be solicited, or participate in or promote the solicitation of any person to terminate that individual’s employment with the Company or to breach such individual’s employment or other service agreement with the Company or (b) hire, employ or engage any Company employee or other service-provider during that individual’s employment with the Company and for a period of six months after such individual terminates his or her service-relationship with the Company.

(h) POST-EMPLOYMENT DISCLOSURE. In the event of the Executive’s termination of employment, the Executive agrees that during the Non-Competition Period, the Executive will promptly inform the Company of the identity of any new employer, the job title of the Executive’s new position, and a description of any services to be rendered to that employer. In addition, the Executive agrees to respond within ten (10) days to any written request from the Company for further information concerning the Executive’s work activities sufficient to provide the Company with assurances that the Executive is not violating any of the obligations undertaken in this Section 11.

(i) NON-DISPARAGEMENT. The Company agrees not to disparage the Executive and the Executive agrees not to disparage the Company or its Affiliates or any of their directors, officers or employees; provided that truthful statements made in the good faith performance of the Executive’s duties to the Company or in the good faith performance of a Company employee or other service-provider’s duties to the Company shall not violate this provision.

(j) INVENTIONS.

(i) The Executive agrees to promptly disclose to the Company in writing all Inventions.

(ii) All Inventions shall be the exclusive property of the Company. The Executive hereby assigns all Inventions to the Company. The Executive agrees to keep accurate, complete and timely records of the Executive’s Inventions, which records shall be the Company’s and shall be retained on Company premises.

(iii) During and after the termination of the Executive’s employment, the Executive agrees to give the Company all cooperation and assistance reasonably necessary to perfect, protect, and use its rights to Inventions. Without limiting the generality of the foregoing, the Executive agrees to sign all documents, do all things, and supply all information that the Company may deem necessary to (A) transfer or record the transfer of the Executive’s entire right, title and interest in Inventions, and (B) enable the Company to obtain patent, copyright or trademark protection for Inventions anywhere in the world.

(iv) The Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as attorney-in-fact to act for and in the Executive’s behalf and stead to execute and file any lawful and necessary documents, and to do all other lawfully permitted acts, required for the assignment of, application for, or prosecution of any United States or foreign application for letters patent copyright or trademark with the same legal force and effect as if executed by the Executive.

(v) The Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which the Executive may now have or may hereafter have for infringement of any patent, copyright, or trademark resulting from any Invention.

(vi) Any Invention relating to the Company’s business with respect to which the Executive files a patent application within one (1) year following termination of the Executive’s employment shall be presumed to cover Inventions conceived by the Executive during the employment relationship, subject to proof to the contrary by the Executive by good faith, contemporaneous, written and duly corroborated records establishing that such Invention was conceived and made following termination of the Executive’s employment and without using Confidential Information.

(vii) If an Invention does not relate to the existing or reasonably foreseeable business interests of the Company, the Company may, in its sole and unreviewable discretion, release or license the Invention to the Executive upon written request by the Executive. No release or license shall be valid unless in writing signed by the Company’s Chief Patent Counsel or General Counsel.

(viii) Pursuant to Washington’s Revised Code Sections 49.44.140 and 49.44.150, the Executive is hereby notified that this Section 10(j) does not apply to any Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, and (A) which does not relate (x) directly to the Company’s business or (y) to the Company’s actual or demonstrably anticipated research or development, or (B) which does not result from any work performed by the Executive for the Company.

(k) REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 11. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and their trade secrets and Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Affiliates and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the provisions set forth in this Section 11 and that in the event of any dispute arising in connection with this Section 11, such dispute shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware, and the appellate courts having appellate jurisdiction over such courts; provided that the provisions of Section 22 shall apply in all other respects, including without limitation, the waiver of a jury trial. It is also agreed that the Company’s Affiliates will have the right to enforce all of the Executive’s obligations to such Affiliates under this Agreement, including without limitation pursuant to this Section 11.

(l) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law.

(m) TOLLING. In the event of a material violation of a post-termination restriction contained in this Section 11, the Executive acknowledges and agrees that such post-termination restriction shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(n) EXCEPTIONS. Nothing in this Agreement or elsewhere shall prevent the Executive from: responding accurately and fully to any question, inquiry or request for information when required by legal process; making disclosures in confidence to his immediate family or to an attorney or other professional for the purpose of securing professional advice; making disclosures in court-filed documents to the extent reasonably necessary to enforce or defend rights arising under, or preserved by, this Agreement; disclosing any restrictions on his post-employment activities in confidence to any potential new employer; or retaining, and using appropriately, (x) documents relating to his personal entitlements and obligations and (y) his rolodex (and electronic equivalents).

(o) SURVIVAL OF PROVISIONS. The obligations contained in Sections 11 and 12 hereof shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.

12. COOPERATION. Upon the receipt of reasonable notice from the Company (including through outside counsel), the Executive agrees that while employed by the Company and thereafter (to the extent it does not materially interfere with the Executive’s employment or other business activities after employment by the Company), the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, the Affiliates and their respective representatives in defense of all claims that may be made against the Company or the Affiliates, and will assist the Company and the Affiliates in the prosecution of all claims that may be made by the Company or the Affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or the Affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or Affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating, telephonic, counsel and other expenses incurred by the Executive in complying with this Section 12. To the extent the Executive provides the Company or any Affiliate with any assistance under this Section 12, the Company or Affiliate, as applicable, shall pay the Executive an hourly rate of $500 per hour for any such assistance.

13. EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 11 hereof or Section 12 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available (without the necessity of posting bond). In the event of a Material Covenant Violation or a Material Cooperation Violation by the Executive, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease.

14. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 14 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company shall assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company or Parent, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, and provided that the Company agrees to perform such obligations if such successor fails to do so in a timely manner. As used in this Agreement, “Company” shall mean the Company and any successor to all or substantially all of its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

15. NOTICES. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number)

shown in the books and records of the

Company.

If to the Company:

Kestra Medical Technologies, Inc.

[•]

[•]

[•]

Facsimile: [•]

Attention:  [•]

  [•]

Email: [•]

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement (including the Exhibits hereto) and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

17. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

18. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19. INDEMNIFICATION. The Company hereby agrees to indemnity the Executive and hold the Executive harmless to the fullest extent allowable under applicable law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney’s fees, and the advancement of such fees subject to any legally required repayment undertaking), losses, and damages resulting from the Executive’s performance of the Executive’s duties and obligations with the Company. This obligation shall survive the termination of the Executive’s employment with the Company.

20. LIABILITY INSURANCE. The Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

21. GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

22. DISPUTE RESOLUTION. Subject to the forum selection in Section 11(k) above, the parties agree that any other dispute between the parties shall be resolved only in the courts of the State of Washington or the United States District Court for the District of Seattle, Washington and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Washington, the court of the United States of America for the District of Seattle, Washington, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Washington State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT

BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address as provided in Section 15 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Washington. Each party shall be responsible for its own legal fees incurred in connection with any dispute hereunder.

23. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter contained herein, whether written or oral. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter have been made by either party which are not expressly set forth in this Agreement.

24. REPRESENTATIONS; ACTIONS BY PRIOR EMPLOYERS. The Executive represents and warrants to the Company that the Executive is not a party to any agreement or understanding, whether written or oral, and is not subject to any restriction (including, without limitation, any non-competition restriction from a prior employer), which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder. The Executive understands that the foregoing representations are a material inducement to the Company entering into this Agreement, and to the extent that either of such representations is untrue in any material respect at any time or for any reason, this Agreement shall be voidable by the Company such that the parties hereunder shall be relieved of all of theft respective duties and obligations hereunder. If any prior employer of the Executive, or any affiliate of any such prior employer, challenges the Executive’s right to enter into this Agreement and to perform all of the Executive’s obligations hereunder (whether by action against the Executive, the Company and/or an Affiliate), the Company (on behalf of itself and all Affiliates) and the Executive each agree to use their reasonable best efforts to defend against such challenge.

25. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) SECTION 409A COMPLIANCE.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. Any such modification shall require the written consent of the Executive. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A; provided that the Company makes any modification reasonably requested by the Executive in accordance with the second sentence of this Section 25(b)(i).

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 25(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

- Signature Page Follows -

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KESTRA MEDICAL TECHNOLOGIES, INC.

By:	/s/ Brian Webster
Name:	Brian Webster
Title:	Chief Executive Officer

EXECUTIVE

/s/ Traci Umberger
Traci Umberger

Agreement Signature Page

EXHIBIT C

GENERAL RELEASE

I, Traci Umberger, in consideration of and subject to the performance by Kestra Medical Technologies, Inc. (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement, dated as of _________, 2016 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its Affiliates (as defined in the Agreement) and all present, former and future directors, officers, employees, successors and assigns of the Company and its Affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below. The Released Parties are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 8 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 8 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its Affiliates.

2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have which arise after the date I execute this General Release, including, without limitation, Claims under the Age Discrimination in Employment Act of 1967. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving any right to the Accrued Benefits or claims for indemnity or contribution or director and officer insurance proceeds, or any other benefits provided under (or preserved by) Section 8 of the Agreement.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

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8. I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except as provided in the Agreement.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11. I hereby acknowledge that Sections 8, 9, 10, 11, 12, 13, 14, 15, 16, 18, 19, 20, 21, 22, 23 and 25 of the Agreement shall survive my execution of this General Release.

12. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

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3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.

I HAVE HAD AT LEAST 45 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 45-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:		DATED:
Traci Umberger

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